EXHIBIT 17
                                                                  EXECUTION COPY


                                ESCROW AGREEMENT


         This ESCROW AGREEMENT (this "Agreement") is entered into as of November 7, 2005, by and among Mr. Lowell W. Paxson, Second Crystal Diamond Limited Partnership, a Nevada limited partnership, Paxson Enterprises, Inc., a Nevada corporation (collectively, the "Paxson Stockholders"), NBC Universal, Inc. ("NBCU" and, together with the Paxson Stockholders, the "Escrow Parties") and The Bank of New York, as the Escrow Agent hereunder (together with any successor in such capacity, the "Escrow Agent").

         WHEREAS, the Paxson Stockholders and NBC Palm Beach Investment II, Inc., a California corporation ("Palm Beach II"), have executed, among other things, a Call Agreement, dated as of November 7, 2005 (as in effect from time to time, the "Call Agreement"), pursuant to which Palm Beach II, or its Permitted Transferee (as defined in the Call Agreement), has an irrevocable right to purchase from the Paxson Stockholders all of the Call Shares (as defined in the Call Agreement), including the Class A Shares (the "Call Right"), subject to the conditions set forth in the Call Agreement;

         WHEREAS, Paxson Communications Corporation, a Delaware corporation ("PCC"), NBCU and the Paxson Stockholders have executed, among other things, an Amended and Restated Stockholder Agreement, dated as of November 7, 2005 (as in effect from time to time, the "Stockholder Agreement"), pursuant to which NBCU has agreed, among other things, in the event of an Investor Call Right Termination, to pay to the Paxson Stockholders on behalf of PCC the Escrow Deposit (as defined below), subject to the conditions set forth in the Stockholder Agreement; and

         WHEREAS, as security for the Escrow Parties' respective obligations pursuant to Section 2.1(b) of the Call Agreement and Section 3.6 of the Stockholder Agreement, (i) NBCU has deposited cash in the amount of $3,863,765.50 (the "Escrow Deposit") with the Escrow Agent on the date hereof, to be held, disbursed and otherwise acted upon as set forth in this Agreement,
(ii) the Paxson Stockholders have deposited the Class A Shares (the "Escrow Shares") with the Escrow Agent on the date hereof, to be held, released and otherwise acted upon as set forth in this Agreement and (iii) the Escrow Agent has acknowledged receipt of the Escrow Deposit and Escrow Shares;

         NOW, THEREFORE, in consideration of the above premises and of the mutual covenants and agreements contained herein, the parties hereby agree as follows:

         1. Definitions. Each capitalized term used but not otherwise defined in this Agreement has the meaning assigned to it in the Stockholder Agreement. As used in this Agreement:

              "Business Day" means any day, other than a Saturday or a Sunday, upon which the Escrow Agent conducts business.

              "Escrow Fund" at any time means the Escrow Deposit described in the recitals hereto and all Escrow Income, in each case to the extent held by the Escrow Agent at such time.

              "Escrow Income" at any time means all interest or other income directly or indirectly earned and paid to the Escrow Agent on the Escrow Fund and held by the Escrow Agent, together with all interest and other income accrued but unpaid on such funds as of such time and payable at a later time.

              "Escrow Shares" means the 15,455,062 shares of Class A Common Stock of the Company owned by the Paxson Stockholders, and any shares of common stock of the Company or other securities that may be issued with respect to the Escrow Shares (x) as a result of a stock dividend or distribution on, stock split or reverse stock split of, or similar event with respect to the Escrow Shares or (y) on account of the Escrow Shares in a merger, consolidation, combination, reclassification, recapitalization or similar transaction involving the Company.

              "Person" means an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or any Governmental Entity.

         2. Appointment of the Escrow Agent. The Escrow Parties hereby designate and appoint the Escrow Agent as joint escrow agent for the Escrow Parties pursuant to the terms of this Agreement. The Escrow Agent agrees to (i) act as the Escrow Agent, (ii) deposit and hold the Escrow Fund in an account maintained by the Escrow Agent, and (iii) disburse the Escrow Fund, in each case in accordance with the terms and conditions of this Agreement. Any fees and expenses payable to the Escrow Agent in connection with the performance of its obligations hereunder shall be paid by NBCU.

         3. Investment of the Escrow Fund. The Escrow Agent will invest or reinvest the Escrow Fund without distinction between principal and income in the Fidelity U.S. Treasury III Money Market Fund or, as instructed in writing by NBCU from time to time, in U.S. government obligations maturing not more than ninety (90) days from the date of purchase or in a money market account invested solely in U.S. government obligations (each, a "Permitted Investment"). All Escrow Income received from the investment of the Escrow Fund will be paid by the Escrow Agent to NBCU on a quarterly basis, by wire transfer of immediately available funds, to NBCU's account listed immediately below, on the Business Day following March 31, June 30, September 30 and December 31 of each year, provided that no distribution shall be made that would reduce the Escrow Fund below the amount of the Escrow Deposit.

               Bank:                  JP Morgan Chase
               ABA:                   021000021
               SWIFT:                 CHASUS33
               Account:               0381063114
               Account Name:          NBC Universal
               Reference:             Globe Quarterly Escrow Interest

         The Escrow Agent will have no liability for any investment losses, including any losses on any investment required to be liquidated prior to maturity in order to make a payment required hereunder. Any loss incurred from an investment made pursuant to this Section 3 or additional fees payable to the Escrow Agent will be borne by NBCU and will be replenished by NBCU to keep the Escrow Fund equal to the Escrow Deposit. For tax reporting purposes, all


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interest or other income earned from the investment of the Escrow Fund in any tax year will be allocated to NBCU.

         4. Release of the Escrow Deposit and Escrow Shares. The Escrow Agent will disburse and pay over the Escrow Deposit and release the Escrow Shares, as the case may be, as follows:

              (a) Upon Exercise of Call Right. Upon the exercise of the Call Right, the Paxson Stockholders and NBCU or its Permitted Transferee, as applicable, shall deliver to the Escrow Agent a joint written notice in accordance with Section 10(a) (a "Joint Demand") that states that the Paxson Stockholders are entitled to the Escrow Deposit and requests that the Escrow Agent disburse such amount to the Paxson Stockholders or their designees in the manner indicated in such Joint Demand. Upon receipt of such Joint Demand, the Escrow Agent will, within three Business Days, disburse to the Paxson Stockholders or their designees the Escrow Deposit in the manner indicated in such Joint Demand.

              (b) Upon Investor Call Right Termination. Upon the occurrence of an Investor Call Right Termination, the Paxson Stockholders may deliver to the Escrow Agent and NBCU a written notice in accordance with Section 10(a) (a "Paxson Demand") that states that the Paxson Stockholders are entitled to the Escrow Deposit and request that the Escrow Agent disburse such amount to the Paxson Stockholders in the manner indicated in such Paxson Demand. The Paxson Demand will be accompanied by a written certification that a copy of such Paxson Demand has been given to NBCU. Upon such delivery to the Escrow Agent, such Paxson Demand will remain pending until either payment of the amount claimed in such Paxson Demand is made in accordance with Section 4(e) or a final award pursuant to Section 7 has been delivered with respect to such Paxson Demand and any disbursement from the Escrow Fund required by such final award has been made. Upon the occurrence of an Investor Call Right Termination and the disbursement of the Escrow Deposit to the Paxson Stockholders pursuant to this
Section 4(b), the Escrow Agent will release the Escrow Shares to PCC.

              (c) Upon a Call Closing. Upon the occurrence of a Call Closing (as defined in the Call Agreement), NBCU or its Permitted Transferee, as applicable, may deliver to the Escrow Agent and the Paxson Stockholders a written notice in accordance with Section 10(a) (a "Call Closing Notice") that states that NBCU or its Permitted Transferee, as applicable, is entitled to the Escrow Shares and request that the Escrow Agent release such shares to NBCU or its Permitted Transferee, as applicable, in the manner indicated in such Call Closing Notice. The Call Closing Notice will be accompanied by a written certification that a copy of such Call Closing Notice has been given to the Paxson Stockholders. Upon such delivery to the Escrow Agent, such Call Closing Notice will remain pending until either the Escrow Shares are released in accordance with Section 4(e) or a final award pursuant to Section 7 has been delivered with respect to such Call Closing Notice and any release of Escrow Shares required by such final award has been made.

              (d) Dispute Notice. After receiving a copy of a Paxson Demand or a Call Closing Notice, any of NBCU or its Permitted Transferee or the Paxson Stockholders, as the case may be, may, subject to Section 4(e), challenge the propriety of the requested disbursement or release by giving the Escrow Agent and the other parties hereto written notice in accordance with


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

Section 10(a) setting forth the grounds for such challenge (a "Dispute Notice"); provided, however, that if there is no dispute between the Escrow Parties as to whether the Investor Call Right Termination has occurred, the occurrence or nonoccurrence of the Investor Call Right Termination cannot be the basis for delivery of a Dispute Notice with respect to Section 4(b). Subject to Section 4(e), if the Escrow Agent receives a Dispute Notice, then the Escrow Agent will not make the requested disbursement or permit the requested release unless and until the Escrow Agent has received written instructions in accordance with
Section 10(a) in respect of such disbursement from the Escrow Parties, acting jointly, or from an arbitrator or court of competent jurisdiction pursuant to
Section 7.

              (e) Disbursement without Dispute. On the tenth Business Day after it receives a Paxson Demand or a Call Closing Notice, as the case may be, the Escrow Agent will (i) make the requested disbursement of the Escrow Deposit to the Paxson Stockholders or (ii) release the Escrow Shares to NBCU or its Permitted Transferee, as applicable, or PCC, as the case may be, in each case in accordance with such Paxson Demand or a Call Closing Notice unless, prior to such tenth Business Day, the Escrow Agent has received a Dispute Notice (in which event, Section 7 will govern the resolution of any dispute and the related disposition of the Escrow Fund or release of the Escrow Shares).

         5. Treatment of Escrow Shares.

              (a) Title of Escrow Account. All certificates representing the Escrow Shares delivered to the Escrow Agent pursuant to this Agreement shall be deposited by the Escrow Agent in an account designated substantially as follows:
"Paxson Communications Corporation Stock Certificate Escrow Account" (the "Escrow Account") duly endorsed in blank or accompanied by stock powers duly executed in blank, with all necessary stock transfer stamps affixed thereto.

              (b) Receipt of Distributions and Dividends. So long as the Escrow Shares remain in the Escrow Account, if PCC issues any distributions, dividends, rights or other property in respect of the Class A Shares, or in the event of a share split, recapitalization, merger, acquisition, spinoff or other transaction affecting the capitalization of PCC then, in such event, the Paxson Stockholders shall send evidence of such distributions, dividends, rights, share certificates or other property directly to the Escrow Agent, which is hereby authorized to hold and retain possession of all such evidences of distributions, dividends, rights or other property until release of the Escrow Shares in accordance with
Section 4. In the event the Escrow Shares are distributed to NBCU or its Permitted Transferee pursuant to Section 4, then the Escrow Agent will distribute evidences of such distributions, dividends, rights or other property in the form the Escrow Agent received from the Paxson Stockholders. In the event the Escrow Shares are not distributed to NBCU or its Permitted Transferee, the Escrow Agent is hereby authorized, empowered and instructed to deliver all such evidences of distributions, dividends, rights, Common Stock or other property to PCC.

              (c) Voting Rights. So long as the Escrow Shares are deposited in the Escrow Account, the Paxson Stockholders shall have the right to vote the Escrow Shares at any and all meetings of the stockholders of the Company without restriction, subject to Section 3.3 of the Stockholder Agreement.



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

         6. Other Instructed Disbursements. In addition to the foregoing disbursement and release methods, the Escrow Agent will make disbursements of or from the Escrow Fund or release the Escrow Shares in accordance with any written instructions received by the Escrow Agent that are jointly executed by the Paxson Stockholders and NBCU or its Permitted Transferee, as applicable, or that are provided by the arbitrator or court pursuant to Section 7, upon receipt of such instructions or at any later time specified in such instructions.

         7. Dispute Resolution Procedures. It is understood and agreed that should any dispute arise with respect to the delivery, ownership, right of possession, and/or disposition of the Escrow Fund or the Escrow Shares, or should any claim be made upon the Escrow Agent, the Escrow Fund or the Escrow Shares by a third party, the Escrow Agent upon receipt of notice of such dispute or claim is authorized and will be entitled (at its sole option and election) to retain in its possession, without liability to anyone, all or any of the Escrow Fund or the Escrow Shares until such dispute has been settled either by the mutual written agreement of the Escrow Parties or by an arbitration award or by a final order, decree or judgment of a court of competent jurisdiction in the United States of America, the time for perfection of an appeal of such order, decree or judgment having expired. The Escrow Agent may, but will be under no duty whatsoever to, institute or defend any legal proceedings that relate to the Escrow Fund or the Escrow Shares.

         8. Termination. This Agreement will terminate upon the disbursement in full of the Escrow Fund and the Escrow Shares, or on any earlier date agreed to in a writing executed by NBCU and the Paxson Stockholders and delivered to the Escrow Agent; provided that the provisions of Section 9 shall survive any such termination.

         9. Escrow Agent Terms and Conditions.

              (a) The duties, responsibilities and obligations of the Escrow Agent shall be limited to those expressly set forth herein and no duties, responsibilities or obligations shall be inferred or implied. The Escrow Agent shall not be subject to, nor required to comply with, any other agreement between or among any or all of the Escrow Parties or to which any Escrow Party is a party, even though reference thereto may be made herein, or to comply with any direction or instruction (other than those contained herein or delivered in accordance with this Agreement) from any Escrow Party or any entity acting on its behalf. The Escrow Agent shall not be required to, and shall not, expend or risk any of its own funds or, subject to Section 9(d), otherwise incur any financial liability in the performance of any of its duties hereunder.

              (b) This Agreement is for the exclusive benefit of the parties hereto and their respective successors hereunder, and shall not be deemed to give, either express or implied, any legal or equitable right, remedy, or claim to any other entity or person whatsoever.

              (c) If at any time the Escrow Agent is served with any judicial or administrative order, judgment, decree, writ or other form of judicial or administrative process which in any way affects the Escrow Fund (including but not limited to orders of attachment or garnishment or other forms of levies or injunctions or stays relating to the transfer of the Escrow Fund), the Escrow Agent is authorized to comply therewith in any manner as it or its legal counsel of its own choosing deems appropriate; and if the Escrow Agent complies with any such


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

judicial or administrative order, judgment, decree, writ or other form of judicial or administrative process, the Escrow Agent shall not be liable to any of the parties hereto or to any other person or entity even though such order, judgment, decree, writ or process may be subsequently modified or vacated or otherwise determined to have been without legal force or effect.

              (d) The Escrow Agent shall not be liable for any action taken or omitted or for any loss or injury resulting from its actions or its performance or lack of performance of its duties hereunder in the absence of gross negligence or willful misconduct on its part. In no event shall the Escrow Agent be liable (i) for acting as contemplated by this Agreement in accordance with or relying upon any instruction, notice, demand, certificate or document from any Escrow Party or any entity acting on behalf of any Escrow Party, (ii) for any consequential, punitive or special damages, (iii) for the acts or omissions of its nominees, correspondents, designees, subagents or subcustodians, or (iv) for an amount in excess of the value of the Escrow Fund and the Escrow Shares, valued as of the date of deposit.

                   (1) If any fees, expenses or costs incurred by, or any obligations owed to, the Escrow Agent hereunder are not promptly paid when due, the Escrow Agent may reimburse itself therefor from the Escrow Fund and may sell, convey or otherwise dispose of any portion of the Escrow Fund for such purpose.

                   (2) As security for the due and punctual performance of any and all of the Escrow Parties' obligations to the Escrow Agent hereunder, now or hereafter arising, the Escrow Parties, individually and collectively, hereby pledge, assign and grant to the Escrow Agent a continuing security interest in, and a lien on, the Escrow Fund and the Escrow Shares and all additions thereto. The security interest of the Escrow Agent shall at all times be valid, perfected and enforceable by the Escrow Agent against the Escrow Parties and all third parties in accordance with the terms of this Agreement.

                   (3) The Escrow Agent may consult with legal counsel at the expense of the Escrow Parties as to any matter relating to this Agreement, and the Escrow Agent shall not incur any liability in acting in good faith in accordance with any advice from such counsel.

                   (4) The Escrow Agent shall not incur any liability for not performing any act or fulfilling any duty, obligation or responsibility hereunder by reason of any occurrence beyond the control of the Escrow Agent (including but not limited to any act or provision of any present or future law or regulation or governmental authority, any act of God or war, or the unavailability of the Federal Reserve Bank wire or telex or other wire or communication facility).

              (e) Unless otherwise specifically set forth herein, the Escrow Agent shall proceed as soon as practicable to collect any checks or other collection items at any time deposited hereunder. All such collections shall be subject to the Escrow Agent's usual collection practices or terms regarding items received by the Escrow Agent for deposit or collection. The Escrow Agent shall not be required, or have any duty, to notify anyone of any payment or maturity under the terms of any instrument deposited hereunder, nor to take any legal action to


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enforce payment of any check, note or security deposited hereunder or to exercise any right or privilege which may be afforded to the holder of any such security.

              (f) The Escrow Agent shall provide the Escrow Parties monthly statements identifying transactions, transfers or holdings of the Escrow Fund and each such statement shall be deemed to be correct and final upon receipt thereof by the Escrow Parties unless the Escrow Agent is notified in writing to the contrary within thirty (30) business days of the date of such statement.

              (g) The Escrow Agent shall not be responsible in any respect for the form, execution, validity, value or genuineness of documents or securities deposited hereunder, or for any description therein, or for the identity, authority or rights of persons executing or delivering or purporting to execute or deliver any such document, security or endorsement.

              (h) The Escrow Parties, jointly and severally, shall be liable for and shall reimburse and indemnify the Escrow Agent and hold the Escrow Agent harmless from and against any and all claims, losses, liabilities, costs, damages or expenses (including reasonable attorneys' fees and expenses) (collectively, "Losses") arising from or in connection with or related to this Agreement or being the Escrow Agent hereunder (including but not limited to Losses incurred by the Escrow Agent in connection with its successful defense, in whole or in part, of any claim of gross negligence or willful misconduct on its part), provided, however, that nothing contained herein shall require the Escrow Agent to be indemnified for Losses caused by its gross negligence or willful misconduct.

                   (1) The Escrow Parties may remove the Escrow Agent at any time by giving to the Escrow Agent thirty (30) calendar days' prior notice in writing signed by all the Escrow Parties. The Escrow Agent may resign at any time by giving to the Escrow Parties fifteen (15) calendar days' prior written notice thereof.

                   (2) Within ten (10) calendar days after giving the foregoing notice of removal to the Escrow Agent or receiving the foregoing notice of resignation from the Escrow Agent, all the Escrow Parties shall jointly agree on and appoint a successor Escrow Agent. If a successor Escrow Agent has not accepted such appointment by the end of such 10-day period, the Escrow Agent may, in its sole discretion, apply to a court of competent jurisdiction for the appointment of a successor Escrow Agent or for other appropriate relief. The costs and expenses (including reasonable attorneys' fees and expenses) incurred by the Escrow Agent in connection with such proceeding shall be paid by, and be deemed a joint and several obligation of, the Escrow Parties.

                   (3) Upon receipt of the identity of the successor Escrow Agent, the Escrow Agent shall either deliver the Escrow Fund and the Escrow Shares then held hereunder to the successor Escrow Agent, less the Escrow Agent's fees, costs and expenses or other obligations owed to the Escrow Agent, or hold such Escrow Fund or Escrow Shares, pending distribution, until all such fees, costs and expenses or other obligations are paid.



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

                   (4) Upon delivery of the Escrow Fund and the Escrow Shares to the successor Escrow Agent, the Escrow Agent shall have no further duties, responsibilities or obligations hereunder.

              (i) In the event of any ambiguity or uncertainty hereunder or in any notice, instruction or other communication received by the Escrow Agent hereunder, the Escrow Agent may, in its sole discretion, refrain from taking any action other than retain possession of the Escrow Fund and the Escrow Shares, unless the Escrow Agent receives written instructions, signed by all the Escrow Parties, which eliminates such ambiguity or uncertainty.

              (j) In the event of any dispute between or conflicting claims by or among the Escrow Parties and/or any other person or entity with respect to the Escrow Fund and the Escrow Shares, the Escrow Agent shall be entitled, in its sole discretion, to refuse to comply with any and all claims, demands or instructions with respect to the Escrow Fund and the Escrow Shares so long as such dispute or conflict shall continue, and the Escrow Agent shall not be or become liable in any way to the Escrow Parties for failure or refusal to comply with such conflicting claims, demands or instructions. The Escrow Agent shall be entitled to refuse to act until, in its sole discretion, either (i) such conflicting or adverse claims or demands shall have been determined by arbitration or by a final order, judgment or decree of a court of competent jurisdiction, which order, judgment or decree is not subject to appeal, or settled by agreement between the conflicting parties as evidenced in a writing satisfactory to Escrow Agent or (ii) the Escrow Agent shall have received security or an indemnity satisfactory to it sufficient to hold it harmless from and against any and all losses which it may incur by reason of so acting. The Escrow Agent may, in addition, elect, in its sole discretion, to commence an interpleader action or seek other judicial relief or orders as it may deem, in its sole discretion, necessary. The costs and expenses (including reasonable attorneys' fees and expenses) incurred in connection with such proceeding shall be paid by, and shall be deemed a joint and several obligation of, the Escrow Parties.

              (k) Each Escrow Party hereby represents and warrants (a) that this Agreement has been duly authorized, executed and delivered on its behalf and constitutes its legal, valid and binding obligation and (b) that the execution, delivery and performance of this Agreement by the Escrow Party do not and will not violate any applicable law or regulation.

              (l) No printed or other material in any language, including prospectuses, notices, reports, and promotional material which mentions "The Bank of New York" by name or the rights, powers, or duties of the Escrow Agent under this Agreement shall be issued by any other parties hereto, or on such party's behalf, without the prior written consent of the Escrow Agent.

              (m) The Escrow Agent does not have any interest in the Escrow Fund or the Escrow Shares deposited hereunder but is serving as escrow holder only and having only possession thereof. NBCU shall pay or reimburse the Escrow Agent upon request for any transfer taxes or other taxes relating to the Escrow Fund incurred in connection herewith and shall indemnify and hold harmless the Escrow Agent any amounts that it is obligated to pay in the way of such taxes. Any payments of income hereunder shall be subject to withholding regulations then in force with respect to United States taxes. The parties hereto will provide the



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Escrow Agent with appropriate W-9 forms for tax I.D., number certifications, or
W-8 forms for non-resident alien certifications. It is understood that the Escrow Agent shall be responsible for income reporting only with respect to income earned on investment of funds which are a part of the Escrow Fund and is not responsible for any other reporting.

         10. Notices and Wiring Instructions.

              (a) Any notice required or permitted to be given hereunder shall be sufficient if in writing and (a) delivered in person or by express delivery or courier service, (b) sent by facsimile, or (c) deposited in the mail registered or certified first class, postage prepaid and return receipt requested (provided that any notice given pursuant to clause (b) is also confirmed by the means described in clause (a) or (c)) to such address or facsimile of the party set forth below or to such other place or places as such party from time to time may designate in writing in compliance with the terms hereof. Each notice shall be deemed given when so delivered personally, or sent by facsimile transmission, or, if sent by express delivery or courier service one (1) Business Day after being sent, or if mailed, five (5) Business Days after the date of deposit in the mail; provided that with respect to the Escrow Agent, notices and other communications will be deemed to have been duly given only upon the Escrow Agent's actual receipt thereof:

              If to NBCU:                     NBC Universal, Inc.
                                              30 Rockefeller Plaza
                                              New York, New York  10112
                                              Attention:  General Counsel
                                              Tel:  212-646-7024
                                              Fax:  212-646-4733

              With a copy, which shall not
              constitute notice, to:          Shearman & Sterling LLP
                                              599 Lexington Avenue
                                              New York, New York  10022
                                              Attention:  John A. Marzulli, Jr.
                                              Tel:  212-848-8590
                                              Fax:  646-848-8590

              If to the Paxson Stockholders:   Lowell W. Paxson
                                               529 South Flagler Drive, 26H
                                               West Palm Beach, Florida  33401
                                               Tel:  561-835-8080
                                               Fax:  561-832-5656

              with a copy to:                  Wiley, Rein & Fielding LLP
                                               1776 K Street NW
                                               Washington, DC  20006
                                               Attention:  Fred Fielding
                                               Tel:  202-719-7000
                                               Fax:  202-719-7049



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

              If to Escrow Agent, to:          The Bank of New York
                                               Corporate Trust Administration
                                                 Division
                                               101 Barclay Street,
                                               8th Floor West
                                               New York, NY  10286
                                               Attention:  Matthew G. Louis
                                                   Assistant Vice President
                                               Tel:  212-815-3219
                                               Fax:  212-815-5877

              If to Paxson Communications
              Corporation:                     Paxson Communications Corporation
                                               601 Clearwater Park Road
                                               West Palm Beach, Florida  33401
                                               Attention: Chief Executive
                                                            Officer
                                               Tel:  561-659-4122
                                               Fax:  561-655-9424

              with copy to:                    Holland & Knight LLP
                                               222 Lakeview Avenue, Suite 1000
                                               West Palm Beach, Florida  33401
                                               Attention:  David L. Perry
                                               Tel:  561-650-8314
                                               Fax:  561-650-8399

              and Dow, Lohnes & Albertson, PLLC 1200 New Hampshire Avenue, N.W. Suite 800
                                               Washington, DC  20036
                                               Attention:  John R. Feore, Jr.
                                               Tel:  202-776-2000
                                               Fax:  202-776-2222

              (b) Any funds to be deposited with the Escrow Agent hereunder will be sent by wire transfer pursuant to the following instructions (or by such method of payment and pursuant to such instruction as may have been given in advance and in writing by the Escrow Agent, as the case may be, in accordance with Section 10(a)):

                        Bank:  The Bank of New York
                        ABA #:  021000018
                        GLA/111565
                        For credit to Account No. 284185

         11. Assignment. No party may assign any of its rights or delegate any of its duties under this Agreement without the consent of the other parties; provided that NBCU may assign its rights and delegate its duties to its Permitted Transferee so long as such Permitted Transferee agrees in writing to assume all of NBCU's obligations hereunder and the Paxson Stockholders may assign their rights and delegate their duties to Paxson Estate Planning Affiliates (as defined


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

in the Call Agreement) so long as such Paxson Estate Planning Affiliates agree in writing to assume all of the Paxson Stockholders' obligations hereunder.

         12. Severability. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Agreement.

         13. No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties, and no presumption or burden of proof will arise favoring or disfavoring any person or entity by virtue of the authorship of any of the provisions of this Agreement.

         14. Captions. The captions used in this Agreement are for convenience of reference only and do not constitute a part of this Agreement and will not be deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement will be enforced and construed as if no caption had been used in this Agreement.

         15. Entire Agreement. This Agreement contains the entire agreement among NBCU, the Paxson Stockholders and the Escrow Agent and supersedes any prior understandings, agreements or representations by or between the parties, written or oral, that may have related to the subject matter hereof in any way.

         16. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which taken together will constitute one and the same instrument.

         17. Governing Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice of law or conflict of law provision (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York. In furtherance of the foregoing, the internal law of the State of New York will control the interpretation and construction of this Agreement, even if under that jurisdiction's choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.

         18. Parties in Interest. Nothing in this Agreement, express or implied, is intended to confer on any Person other than the parties to this Agreement and their respective successors and permitted assigns any rights or remedies under or by virtue of this Agreement.

         19. Waiver of Jury Trial. AS A SPECIFICALLY BARGAINED INDUCEMENT FOR EACH OF THE PARTIES TO ENTER INTO THIS AGREEMENT (EACH PARTY HAVING HAD OPPORTUNITY TO CONSULT COUNSEL), EACH PARTY EXPRESSLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY LAWSUIT OR PROCEEDING RELATING TO OR ARISING IN ANY WAY FROM THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREIN.

         20. Other Definitional Provisions. The terms "hereof," "herein" and "hereunder" and terms of similar import will refer to this Agreement as a whole and not to any particular provision of this Agreement. Section and clause references contained in this Agreement are references to Sections and clauses in this Agreement, unless otherwise specified. Each defined term used in this Agreement has a comparable meaning when used in its plural or singular form. Each gender-specific term used in this Agreement has a comparable meaning whether used in a masculine, feminine or gender-neutral form. Whenever the term "including" is used in this Agreement (whether or not that term is followed by the phrase "but not limited to" or "without limitation" or words of similar effect) in connection with a listing of items within a particular classification, that listing will be interpreted to be illustrative only and will not be interpreted as a limitation on, or an exclusive listing of, the items within that classification.

         21. Modifications. This Agreement may not be altered or modified without the express written consent of the parties hereto. No course of conduct will constitute a waiver of any of the terms and conditions of this Agreement, unless such waiver is specified in writing, and then only to the extent so specified. A waiver of any of the terms and conditions of this Agreement on one occasion will not constitute a waiver of the other terms of this Agreement, or of such terms and conditions on any other occasion.

         22. Binding Effect. This Agreement will be binding upon the respective parties hereto and their heirs, executors, successors and assigns.

         23. Miscertification. NBCU and the Paxson Stockholders will be liable to one another for the consequences of any action taken by the Escrow Agent in reliance upon any certification made by it pursuant to this Agreement that is inaccurate in any respect.

         IN WITNESS WHEREOF, the parties hereto have executed this Escrow Agreement on the day and year first above written.


    NBC UNIVERSAL, INC.


    By:  /s/ Robert C. Wright
       ---------------------------------------------
       Name:  Robert C. Wright
       Title: President and Chief Executive Officer

                /s/ Lowell W. Paxson
       ---------------------------------------------
                    Lowell W. Paxson


    PAXSON ENTERPRISES, INC.


    By:         /s/ Lowell W. Paxson
       ---------------------------------------------
       Name:   Lowell W. Paxson
       Title:  President


    SECOND CRYSTAL DIAMOND LIMITED PARTNERSHIP
    By: Paxson Enterprises, Inc., its general partner


    By:         /s/ Lowell W. Paxson
       ---------------------------------------------
       Name:   Lowell W. Paxson
       Title:  President

    ESCROW AGENT:  THE BANK OF NEW YORK


    By:         /s/ Matthew G. Louis
       ---------------------------------------------
       Name:   Matthew G. Louis
       Title:  Assistant Vice President